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                                 United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

Commission  File Number 000-21717

                            Casco International, Inc.
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             (Exact name of registrant as specified in its charter)
 13900 Conlan Circle, Suite 150, Charlotte, North Carolina 28277 (704) 482-9591
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's  principal  executive  offices)
                       Common Stock, par value $0.01 per share
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(Title of each class of securities  covered by this Form) None. (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)   X                 Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
                                        Rule 15d-6

Approximate  number of holders of record as of the certification or notice
date:   One

Pursuant to the requirements of the Securities Exchange Act of 1934 Casco International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       12/28/2001             By: /s/ Charles R. Davis
      -------------------------        -------------------------------------
                                          Charles R. Davis, President and
                                          Director

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. Ther registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.